PRESS RELEASE
--------------------------------------------------------------------------------


L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE


                              L. B. FOSTER COMPANY

                          REPORTS STRONG FIRST QUARTER

                    RESULTING IN 96% INCREASE IN INCOME FROM

                              CONTINUING OPERATIONS

PITTSBURGH, PA, April 27, 2006 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported that its first quarter earnings per diluted share from continuing operations nearly doubled compared to the prior year quarter, the fifth consecutive quarter the Company has recorded an earnings increase over the prior year.

2006 First Quarter Results

In the first quarter of 2006, L. B. Foster had earnings per diluted share of 36 cents and net income of $3.9 million compared to 6 cents per diluted share and net income of $0.6 million in the first quarter of 2005. The results of discontinued operations reflect the sale of our Geotechnical Division in the first quarter of 2006. Income from discontinued operations of $2.8 million includes the gain on this sale of $3.0 million, reduced by a $0.2 million loss from operations during the period we owned the business. Income taxes were favorably affected by the release of a valuation allowance recorded in 2003 related to a capital loss carryforward. Diluted earnings per share from continuing operations was 11 cents on earnings of $1.2 million compared to 6 cents on earnings of $0.6 million in 2005.

Net sales increased 24% to $84.2 million compared to $67.6 million in the prior year quarter.

Gross profit margin was 11.6%, up 80 basis points from the prior year quarter as a result of increased plant efficiencies and favorable variances in product purchases.

"Piling and Rail Products continued to deliver strong sales. Our concrete tie business results improved substantially due to strong activity at our Spokane facility. Although our Fabricated Products Division continued to lose money, it performed substantially better than the prior year quarter," remarked Stan Hasselbusch, President and Chief Executive Officer. "We are pleased to report that tie production in our recently refurbished Grand Island facility continued to increase to levels where its first quarter production increased 10% over last year. We are also pleased to announce that our Tucson facility construction is well underway and on schedule," added Mr. Hasselbusch.

Mr. Hasselbusch concluded, "Overall business activity remains strong and is reflected in our first quarter order bookings. Bookings for the first quarter were $121 million, 14% higher than the same period last year. Backlog at March 31, 2006 was $141 million, which was 25% higher than last year."

Selling and administrative expenses increased $1.2 million or 18% over the same prior year period due primarily to employee related costs and benefit expenses. Fourth quarter interest expense increased $0.2 million over the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to an increase in working capital requirements as well as higher than typical capital investments made during the past three quarters. The Company's income tax rate was 34.4% in the first quarter compared to 30.4% in the prior year quarter. The lower tax rate in 2005 is the result of releasing a portion of the valuation allowance provided for state deferred assets.

Cash flow from operations was a negative $5.9 million for the first quarter, due to an expected ramp up in activity in anticipation of a seasonally strong spring/summer period. Capital expenditures for the quarter were $5.2 million as we are working to complete the Tucson concrete tie facility later this summer.

L. B. Foster Company will conduct a conference call and webcast to discuss its first quarter operating results on Thursday, April 27, 2006 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling and rail products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                          Three Months Ended
                                                               March 31,
                                                      --------------------------
                                                         2006            2005
                                                      --------------------------
                                                              (Unaudited)

NET SALES                                               $84,155         $67,633

COSTS AND EXPENSES:
Cost of goods sold                                       74,351          60,296
Selling and administrative
  expenses                                                7,731           6,530
Interest expense                                            665             424
Other income                                               (431)           (500)
                                                      ----------        --------
                                                         82,316          66,750
                                                      ----------        --------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES     1,839             883

INCOME TAXES                                                633             268
                                                      ----------        --------
INCOME FROM CONTINUING OPERATIONS, NET OF TAX             1,206             615

DISCONTINUED OPERATIONS:
INCOME FROM DISCONTINUED OPERATIONS                       2,819              24
INCOME TAXES                                                141              11
                                                      ----------        --------

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX           2,678              13

NET INCOME                                               $3,884            $628
                                                      ==========        ========


BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                              $0.12           $0.06
  FROM DISCONTINUED OPERATIONS                             0.26            0.00
                                                      ----------        --------
BASIC EARNINGS PER COMMON SHARE                           $0.38           $0.06
                                                      ==========        ========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                              $0.11           $0.06
  FROM DISCONTINUED OPERATIONS                             0.25            0.00
                                                      ----------        --------
DILUTED EARNINGS PER COMMON SHARE                         $0.36           $0.06
                                                      ==========        ========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                      10,195          10,066
                                                      ==========        ========


AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                    10,654          10,395
                                                      ==========        ========

       L. B. Foster Company and Subsidiaries
             Consolidated Balance Sheet
                     ($ 000's)

                                               March 31,        December 31,
                                                 2006               2005
                                             ----------         -----------
ASSETS                                       (Unaudited)

CURRENT ASSETS:
   Cash and cash items                            $1,404             $1,596
   Accounts and notes receivable:
      Trade                                       52,712             44,087
      Other                                          151              1,354
   Inventories                                    71,290             67,044
   Current deferred tax assets                     1,779              1,779
   Other current assets                            1,821                703
   Current assets of discontinued operations       1,258              3,867
                                              ----------         ----------
                Total Current Assets             130,415            120,430
                                              ----------         ----------

OTHER ASSETS:
   Property, plant & equipment-net                42,632             38,761
   Goodwill                                          350                350
   Other intangibles - net                           124                144
   Investments                                    15,934             15,687
   Deferred tax assets                             1,161              1,183
   Other non-current assets                          281                177
   Assets of discontinued operations                   0              1,554
                                              ----------         ----------
                 Total Other Assets               60,482             57,856
                                              ----------         ----------
                                                $190,897           $178,286
                                              ==========         ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities on long-term debt           $1,780             $1,759
   Short-term borrowings                           7,013              5,881
   Accounts payable-trade and other               46,256             41,087
   Accrued payroll and employee benefits           4,007              5,875
   Current deferred tax liabilities                4,845              4,845
   Other accrued liabilities                       4,102              3,128
   Current liabilities of discontinued
    operations                                       675              1,760
                                              ----------         ----------
                Total Current Liabilities         68,678             64,335
                                              ----------         ----------

LONG-TERM BORROWINGS                              24,509             20,848
                                              ----------         ----------
OTHER LONG-TERM DEBT                               8,663              8,428
                                              ----------         ----------
DEFERRED TAX LIABILITIES                           1,615              1,615
                                              ----------         ----------
OTHER LONG-TERM LIABILITIES                        3,283              3,071
                                              ----------         ----------


STOCKHOLDERS' EQUITY:
   Class A Common stock                              102                102
   Paid-in Capital                                35,755             35,598
   Retained Earnings                              49,197             45,313
   Treasury Stock                                   (82)              (126)
   Accumulated Other Comprehensive Loss            (823)              (898)
                                              ----------         ----------
               Total Stockholders' Equity         84,149             79,989
                                              ----------         ----------

                                                $190,897           $178,286
                                              ==========         ==========